EXHIBIT 10.2

Certain identified information has been excluded from this exhibit (indicated by [**]) because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

PURCHASE AGREEMENT

Potted Herbs & Wheatgrass

This Purchase Agreement (“Agreement”) dated as of January 1, 2024 (“Effective Date”) is a supplement to the “Master Terms and Conditions (Rev 10-2021) located at https://vendornet.meijer.com/ (“MTCs”)” between Edible Garden, with its offices at --283 Country Road 519, Belvidere, NJ 07823 (“Company”), and Meijer Distribution, Inc. (“Meijer”).

Company agrees to provide Goods (defined below) in accordance with the terms of this Agreement and the MTCs, which is incorporated in their entirety by reference into this Agreement.

1. GOODS.

The following goods are subject to the terms of this Agreement:

Potted Herbs & Wheatgrass (as more fully described in Exhibit A) in Edible Garden or True goodness brand, pending 2024 launch (the “Goods”).

2. PRICING; FIXTURES & SERVICES; FILL RATE; PAYMENT TERMS; AND FORCE MAJEURE

(a)

Pricing. Company agrees to provide Meijer with all Goods ordered from time to time. The pricing set forth in Exhibit A is the baseline pricing as of the Effective Date and includes costs of shipping and delivery by Company to the applicable Meijer distribution facility. The parties shall review pricing together 60 days prior to the commencement of each year of the Agreement and adjust the price of each item up or down by an amount not to exceed the upward or downward change in the relevant Consumer Price Index since the later of the Effective Date or the last price change, effective as of January of such commencing year. Once pricing has been established at the commencement of each year, it shall remain fixed for the remainder of that year.

A price decrease will go into effect immediately, while a price increase will go into effect 60 days after new pricing has been mutually agreed upon by the parties.

(a)

Fixtures and Service. Fixtures and Service. Company will provide fixture funding for new potted herb fixtures in each Meijer store, which is estimated to be $806,947 in total, with the below breakdown:

- Wave 1 Install: [**] stores. Total funding: $430,610.26

- Wave 2 Install: [**] stores. Total funding: $376,336.74

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a.

Wave 1 funding will be provided with weekly lump sum TAs of $[**] with [**] TAs total, starting the week of 12/31/23. Funding will be deducted based on TA weekly. Install to begin January 2024 through completion.

b.

Wave 2 funding will be provided with weekly lump sum TAs of $[**], with [**] TAs total, starting the week of 3/3/24. Funding will be deducted based on TA weekly. Install to begin March 2024 through completion.

c.

Each payment shall be deducted from amounts due from Meijer to Company for Goods; provided, however, that no payment shall be deducted by Meijer if the aggregate fixture costs (per the below chart) associated with installations completed prior to the date of a payment is less than the aggregate amount of payments made by Company prior to the immediately preceding payment (i.e., the aggregate amount of payments made by Company shall never exceed the aggregate fixture costs of completed installations by more than the value payments). Meijer shall report to Company the type and number of completed installations on a weekly basis. Meijer shall be responsible for the design, installation and maintenance of the fixtures and shall install such fixtures according to its own timeline.

Total Finalized Fixture Costs:

COSTS	Fixture w/ Tax& Freight	Install	Total/Store	Total
Low Profile	$[**]	$[**]	$[**]	$[**]
Upright	$[**]	$[**]	$[**]	$[**]

(b)

Fill Rate. Fill rate average shall be at or above [**]% and QA rejections not to exceed [**]% annually. “Fill rate” means that proportion, on an annualized basis, of Goods ordered by Meijer that are fulfilled by Company’s delivery of conforming Goods to the applicable distribution facility. “QA rejections” means that proportion, on an annualized basis, of Goods delivered by the Company that do not meet Meijer’s quality standards when received at the applicable distribution facility (also known in Meijer’s industry as “shrink”).

(c)	Payment Terms. Meijer agrees to pay for all Goods at the terms of Net [**] (or better, if mutually agreed in writing between Meijer and Company), based on Company’s invoice date.

(d)

Force Majeure. No party to this Agreement shall be required to perform or be liable for failure to perform to the extent that nonperformance is caused by circumstances reasonably beyond the control of the party so affected, including strikes, work stoppages or labor demands or difficulties, labor shortages or inability to procure labor, inability to obtain equipment or materials or supplies, inability to obtain transportation, war, hostilities or national emergency, acts of God, unforeseeable mechanical breakdown, or power failure (“Force Majeure Event”). In the event of the happening of such cause, the party so affected shall give prompt written notice to the other party, stating the period of time the same is expected to continue and shall take all reasonable measures to ensure that the effects of such cause of force majeure are kept as minimal as possible. The party claiming a Force Majeure Event shall substantiate the same by third-party audit at its own expense.

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3. FACILITIES.

The Goods will be furnished to the following Meijer location(s) along with such additional locations as may be agreed to by the parties:

Meijer Unit	Address	City	State	Zip Code
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

4. TERM.

Unless terminated sooner as provided below, the term of this Agreement shall commence as of the Effective Date and shall expire on December 31, 2026 (the "Term"), which may be renewed by mutual agreement of the parties prior to the expiration of the then-current Term for an additional renewal term of two years. Company shall not be obligated to provide transition assistance upon expiration of this Agreement.

5. TERMINATION.

(a)

For Convenience. Meijer, in its sole discretion, may terminate this Agreement at any time for business convenience, without cause, by providing at least 60 days’ prior written notice to Company. The Company may immediately terminate this Agreement, without obligation to provide transition assistance, if the parties fail to agree to a price increase pursuant to Section 2(a) above.

(b)

For Cause with Right to Cure. Either party may terminate this Agreement at any time as a result of the other party's breach of any material provision of the MTCs or this Agreement, including Meijer’s determination that the Company has failed to provide Goods meeting Meijer’s reasonable quality standards at the rate set forth in Section 2(c) above, by sending such party written notice of termination describing the breach. If the breach is not cured within 15 days after receipt of the written notice, the Agreement will then terminate. This subsection does not prevent either party from seeking injunctive relief, including specific performance, against the other from any judicial authority prior to the expiration of the cure period.

(c)

For Cause with No Right to Cure. Either party may immediately terminate this Agreement, upon prior written notice to the other party if: (a) the other party ceases to function as a going concern; or (b) a receiver for either party is appointed or applied for; or (c) a petition under any bankruptcy or insolvency Laws or any state receivership Law is filed by or against either party; or (d) either party makes an assignment for the benefit of creditors; or Company fails to provide Meijer with Goods that meet Meijer’s quality standards, in Meijer’s sole discretion.

[SIGNATURE PAGE TO FOLLOW]

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Meijer and Company have executed this Agreement on the date set forth above.

Meijer:	Company:
Meijer Distribution, Inc.	Edible Garden AG Incorporated

By:	/s/ Sarah Jennings	By:	/s/ James E. Kras

Name:	Sarah Jennings	Name:	James E. Kras

Title:	Buyer	Title:	President and Chief Executive Officer

Date:	February 5, 2024	Date:	February 8, 2024

		By:	/s/ David Ross

		Name:	David Ross

		Title:	Vice President - Sales

		Date:	February 8, 2024

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Exhibit A1

Goods and Pricing

Year One: 1/1/2024 – 12/31/2024

___________________________

1 Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will provide a copy of any omitted schedule to the Securities and Exchange Commission or its staff upon request.

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